Exhibit 3.5

SERIES C CONVERSION AGREEMENT

This Series C Conversion Agreement (this “Agreement”) is dated as of the Agreement Date and is between the Company and the Purchasers.

The parties agree as follows:

1.                   DEFINITIONS. Capitalized terms used and not otherwise defined in this Agreement or the Exhibit and Schedules thereto have the meanings set forth in Exhibit A.

2.                   INVESTMENT. Subject to the terms and conditions of this Agreement, including the Agreement Terms set forth in Exhibit B, (i) at the applicable Closing, the Company shall sell and issue to each Purchaser at such Closing that number of shares of Series C Preferred Stock set forth opposite such Purchaser’s name on Schedule 1, at a price per share equal to the applicable Conversion Price (subject to any applicable discounts when all or a portion of such Conversion Price is being paid by cancellation of indebtedness of the Company to such Purchaser) and (ii) each Purchaser and the Company agrees to be bound by the obligations set forth in this Agreement and to grant to the other parties hereto the rights set forth in this Agreement.

3.                   Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the Restated Charter constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

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EXHIBIT A

DEFINITIONS

1. OVERVIEW DEFINITIONS.

“Agreement Date” means _____________________________.

“Company” means NowRx, Inc.

“Governing Law” means the laws of the State of Delaware.

“Dispute Resolution Jurisdiction” means the federal or state courts located in Delaware.

“State of Incorporation” means Delaware.

“Stock Plan” means the Company’s 2015 Stock Incentive Plan.

2. DEFINITIONS.

“Conversion Price” means the price per share set forth in Schedule 1 attached hereto (subject to any discounts applicable where all or a portion of such Conversion Price is being paid by cancellation of indebtedness of the Company to such Purchaser).

‘SAFE Amount” means the amounts set forth in Schedule 1 with respect to each Purchaser.

“Total Shares Authorized for Sale” means the total number of shares of Series C Preferred Stock set forth on the second column of Schedule 1 attached hereto.

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A-1

SCHEDULE 1

Schedule of Purchasers & Key Holders

PURCHASERS:

Name of SAFE Holder	Series C Preferred Stock Shares Purchased	SAFE Amount	Conversion Price

Total

Schedule 1-1

EXHIBIT B

AGREEMENT TERMS

1.             PURCHASE AND SALE OF SERIES C PREFERRED STOCK.

1.1           Sale and Issuance of Series C Preferred Stock.

1.1.1          The Company shall adopt and file the Company’s restated organizational documents, as applicable (e.g. certificate of incorporation), in substantially the form of Exhibit C attached to this Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time) (the “Restated Charter”) with the Secretary of State of the State of Incorporation on or before the Closing.

1.1.2          Subject to the terms and conditions of this Agreement, each investor listed as a “Purchaser” on Schedule 1 (each, a “Purchaser”) shall purchase at the Closing and the Company agrees to sell and issue to each Purchaser at such Closing that number of shares of Series C Preferred Stock of the Company (“Series C Preferred Stock”) set forth opposite such Purchaser’s name on Schedule 1, at the applicable Conversion Price set forth in Schedule 1.

1.2               Closing; Delivery.

1.2.1          The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the Company and the Purchasers mutually agreed upon, orally or in writing (which time and place are designated as the “Closing”). The Closing is contingent and effective immediately upon the first closing of the Company’s Regulation A+ offering, pursuant to Section 3(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”) requiring a minimal threshold of $2,500,000 (the “Reg A+ Offering”).

1.2.2          Each Purchaser, is a holder of a Simple Agreement for Future Equity (each, a “SAFE”) of the Company being converted in consideration of the issuance hereunder of Series C Preferred Stock to such Purchaser, hereby agrees that (i) the entire amount owed to such Purchaser under such SAFE is being tendered to the Company in exchange for the applicable Series C Preferred Stock set forth opposite such Purchaser’s name on the Schedule 1, (ii) the Series C Preferred Stock in the amount set forth opposite such Purchaser’s name on Schedule 1 are issued in full and complete discharge and satisfaction of all obligations of the Company under the SAFE, (iii) effective upon the Company’s and such Purchaser’s execution and delivery of this Agreement, without any further action required by the Company or such Purchaser, such SAFE (and regardless of whether such SAFE is delivered to the Company) and all rights and obligations set forth therein shall be immediately deemed terminated in its entirety and of no further force or effect upon the Closing and (iv) any amendments to such SAFE necessary in order to consummate the transactions contemplated hereby and to issue the Series C Preferred Stock set forth opposite such Purchaser’s name on Schedule 1 are hereby approved in all respects. Furthermore, each such Purchaser hereby unconditionally and irrevocably waives (i) all notices that may be required under its SAFE or otherwise in connection with the transactions contemplated hereby, as well as any defaults, events of default and breaches that may have occurred under such SAFE, (ii) any pro rata rights such Purchaser may have to purchase its pro rata share of the Series C Preferred Stock pursuant to the SAFE hereunder, and (iii) all rights, preferences, and obligations stipulated under such SAFE.

2.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, if any, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Agreement Date, except as otherwise indicated.

2.1           Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and any other agreements or instruments required hereunder. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

2.2          Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.3          Authorization. All corporate action has been taken, or will be taken prior to the applicable Closing, on the part of the Board and stockholders that is necessary for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under this Agreement. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4           Valid Issuance of Shares. The shares of Series C Preferred Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part on the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, the offer, sale and issuance of the shares of Series C Preferred Stock to be issued pursuant to and in conformity with the terms of this Agreement and the issuance of the Common Stock, if any, to be issued upon conversion thereof for no additional consideration and pursuant to the Restated Charter, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the shares of Series C Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Charter, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to filings pursuant to Regulation D of the Securities Act and applicable state securities laws, the Common Stock issuable upon conversion of the shares of Series C Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

2.5           Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body or, to the Company’s knowledge, currently threatened in writing (a) against the Company or (b) against any consultant, officer, director or key employee of the Company arising out of his or her consulting, employment or board relationship with the Company or that could otherwise materially impact the Company.

2.6           Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Restated Charter or the Company’s bylaws, or, (b) to its knowledge, of any judgment, order, writ or decree of any court or governmental entity, or, (c) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.7          Title to Property and Assets. The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company. With respect to the property and assets it leases, the Company is in material compliance with each such lease.

3.             REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows.

3.1          Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

3.2           Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the shares of Series C Preferred Stock to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Series C Preferred Stock. The Purchaser has not been formed for the specific purpose of acquiring the shares of Series C Preferred Stock.

3.3           Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the shares of Series C Preferred Stock with the Company’s management. Nothing in this Section 3, including the foregoing sentence, limits or modifies the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4          Restricted Securities. The Purchaser understands that the shares of Series C Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the shares of Series C Preferred Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the shares of Series C Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the shares of Series C Preferred Stock, or the Common Stock into which it may be converted, for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Series C Preferred Stock, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5           No Public Market. The Purchaser understands that no public market now exists for the shares of Series C Preferred Stock, and that the Company has made no assurances that a public market will ever exist for the shares of Series C Preferred Stock.

3.6           Legends. The Purchaser understands that the shares of Series C Preferred Stock and any securities issued in respect of or exchange for the shares of Series C Preferred Stock, may bear any one or more of the following legends: (a) any legend set forth in, or required by, this Agreement; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Series C Preferred Stock represented by the certificate so legended; and (c) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.7           Accredited Investor Status or Investment Limits. The Purchaser represents that either:

(a)               Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or

(b)               The purchaser price, together with any other amounts previously used to purchase Series C Preferred Stock, does not exceed 10% of the greater of Purchaser’s annual income or net worth (or in the case where Purchaser is a non-natural persons, their revenue or net assets for such Purchaser’s most recently completed fiscal year end).

3.8               Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as a full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9           No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the shares of Series C Preferred Stock, or (b) published any advertisement in connection with the offer and sale of the shares of Series C Preferred Stock.

3.10        Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the shares of Series C Preferred Stock.

3.11        Residence. If the Purchaser is an individual, then the Purchaser resides in the state identified in the address of the Purchaser set forth on the signature page hereto and/or on Schedule 1; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on the signature page hereto and/or on Schedule 1. In the event that the Purchaser is not a resident of the United States, such Purchaser hereby agrees to make such additional representations and warranties relating to such Purchaser’s status as a non-United States resident as reasonably may be requested by the Company and to execute and deliver such documents or agreements as reasonably may be requested by the Company relating thereto as a condition to the purchase and sale of any shares of Series C Preferred Stock by such Purchaser.

4.             COVENANTS OF THE COMPANY.

4.1           Information Rights.

4.1.1          Basic Financial Information. If a Purchaser’s SAFE Amount equals or exceeds $50,000, the Company shall furnish to such Purchaser or, at the Company’s option, to Purchaser’s authorized proxy, when available, in addition to the financial information made publicly available as required by the applicable laws and regulations, quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

4.1.2          Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Purchaser by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. The Company shall not be required to comply with any information rights of any Purchaser whom the Company reasonably determines to be a competitor or an officer, employee, director, or holder of ten percent (10%) or more of a competitor. Each Purchaser shall keep confidential and shall not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Purchaser’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Purchaser’s investment in the Company.

4.2           Additional Rights and Obligations. If the Company issues securities in its next preferred equity financing after the date hereof (the "Next Financing") that (a) have rights, preferences or privileges that are more favorable than the terms of the shares of Series C Preferred Stock, such as price based anti-dilution protection, or (b) provide all such future investors in the Next Financing other contractual terms such as registration rights, the Company shall provide substantially equivalent rights to the Purchasers with respect to the shares of Series C Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), subject to such Purchaser's execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (such documents, the "Next Financing Documents"), provided that certain rights may be reserved for investors with a minimum amount of investment in such Next Financing. Notwithstanding anything herein to the contrary, subject to the provisions of Section 8.2, upon the execution and delivery of the Next Financing Documents by Purchasers holding a majority of the then outstanding shares of Series C Preferred Stock held by all Purchasers, this Agreement (excluding any then-existing and outstanding obligations) shall be amended and restated by and into such Next Financing Documents and shall be terminated and of no further force or effect.

4.3           Reservation of Common Stock. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series C Preferred Stock, all Common Stock issuable from time to time upon conversion of that number of shares of Series C Preferred Stock equal to the Total Shares Authorized for Sale, regardless of whether or not all such shares have been issued at such time.

5.             RESTRICTIONS ON TRANSFER; DRAG ALONG.

5.1           Limitations on Disposition. Each Purchaser who is subsequently an owner of record shares of Common Stock of the Company issued or issuable pursuant to the conversion of the shares of Series C Preferred Stock and any shares of Common Stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) shall not make any disposition of all or any portion of any Securities unless:

(a)       there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)       such Holder has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 5.1(a) and (b), no such registration statement or opinion of counsel will be required: (i) for any transfer of any Securities in compliance with the Securities and Exchange Commission’s Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation, or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company, or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member, or stockholder, or (iii) for the transfer without additional consideration or at no greater than cost by gift, will, or intestate succession by any Holder to the Holder’s spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that, in the case of clauses (ii) and (iii), the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Purchaser under this Agreement.

5.2          “Market Stand-Off” Agreement. To the extent requested by the Company or an underwriter of securities of the Company, Purchaser shall not sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by Purchaser (other than to donees or partners of the Purchaser who agree to be similarly bound) for up to 180 days following the effective date of any registration statement of the Company filed under the Securities Act; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or before the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 12 will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that such automatic extension will not apply to the extent that the Financial Industry Regulatory Authority has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012) before or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date. In no event will the restricted period extend beyond 215 days after the effective date of the registration statement. For purposes of this Section 5.2, “Company” includes any wholly-owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on any certificates representing the shares subject to this Section 5.2 and may impose stop transfer instructions with respect to the Securities and such other shares of stock of Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Purchaser shall enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

5.3           Drag Along Right.

5.3.1          A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”) or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Charter.

5.3.2          In the event that (i) the Company’s board of directors (“Board”), (ii) holders of at least a majority of the shares of Common Stock (other than those issued or issuable upon conversion of the shares of Series A Preferred Stock and Series C Preferred Stock), and (iii) the holders of a majority of the outstanding shares of the Company’s Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, on an as converted to Common Stock basis, (collectively, the “Requisite Parties”), approve a Sale of the Company, the Purchaser hereby agrees:

(i) in the event such transaction is to be brought to a vote at a stockholder meeting and to the extent any vote is solicited from Purchaser, after receiving proper notice of any meeting of stockholders of the Company, to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii) to vote (to the extent any vote is solicited from Purchaser) (in person, by proxy or by action by written consent, as applicable) the Securities in favor of such Sale of the Company and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(iv) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Parties;

(v) if the Sale of the Company is structured as a stock sale, to sell the same proportion of the Securities as is being sold by the Requisite Parties, and on the same terms and conditions as the Requisite Parties;

(vi) not to deposit, and to cause the Purchaser’s affiliates not to deposit the Securities owned by the Purchaser or affiliate in a voting trust or subject the Securities to any arrangement or agreement with respect to the voting of the Securities, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(vii) if the consideration to be paid in exchange for the Securities pursuant to this Section 5.3 includes any securities and due receipt thereof by the Purchaser would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to the Purchaser of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to the Purchaser in lieu thereof, against surrender of the Securities which would have otherwise been sold by the Purchaser, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Purchaser would otherwise receive as of the date of the issuance of such securities in exchange for the securities.

5.3.3          Purchaser hereby constitutes and appoints as Purchaser’s proxy and hereby grants a power of attorney to the President of the Company, with full power of substitution, with respect to votes regarding any Sale of the Company pursuant to this Section 5.3, and hereby authorizes the President of the Company to represent and vote, if and only if Purchaser (i) fails to vote within the applicable time period set forth in Section 2.5 of the Restated Charter, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Section 5.3, all of Purchaser’s Securities in accordance with the terms and provisions of this Agreement or the approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Section 5.3 or to take any action reasonably necessary to effect Section 5.3 of this Agreement. The power of attorney granted hereunder shall authorize the President of the Company to execute and deliver the documentation referred to in Section 5.3.2 on behalf of Purchaser if Purchaser fails to do so within five (5) business days of a request by the Company, assuming at the time of such request the Sale of the Company has been approved by the Requisite Parties. Each of the proxy and power of attorney granted pursuant to this Section 5.3.3 is given in consideration of the agreements and covenants of the Company and the Purchaser in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until the latest date pursuant to Section 5.3.4. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Securities and shall not hereafter, purport to grant any other proxy or power of attorney with respect to any of the Securities, deposit any of the Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Securities, in each case, with respect to any of the matters set forth herein.

5.3.4          The terms and provisions of this Section 5.3 shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the Securities Act); or (b) the consummation of a Sale of the Company (as defined in Section 5.3.1 and distribution of proceeds to or escrow for the benefit of the stockholders in accordance with the Restated Charter; provided, that the provisions of Section 5.3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 5.3 with respect to such Sale of the Company.

6.             Participation RIGHT.

6.1           General. If Purchaser’s SAFE Amount equals or exceeds $250,000 or more in Securities, Purchaser has the right of first refusal to purchase the Purchaser’s Pro Rata Share of any New Securities (as defined below) that the Company may from time to time issue in the Next Financing, provided, however, the Purchaser will have no right to purchase any such New Securities if the Purchaser cannot demonstrate to the Company’s reasonable satisfaction that such Purchaser is at the time of the proposed issuance of such New Securities eligible to purchase such New Securities under applicable securities laws. Purchaser’s “Pro Rata Share” means the ratio of (i) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Securities owned by the Purchaser, to (ii) that number of shares of the Company’s capital stock equal to the sum of (A) all shares of the Company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and promissory notes, and (B) all shares of the Company’s capital stock reserved and available for future grant under any equity incentive or similar plan.

6.2           New Securities. “New Securities” means any shares of the Company’s preferred stock (“Preferred Stock”) to be issued in the Next Financing; provided, however, that “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (ii) Common Stock or preferred stock issued in any offering concurrent with the offering in which the Purchaser is investing; (iii) shares of Common Stock or preferred stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the date that Reg A+ Offering is qualified by the Securities and Exchange Commission (the “SEC”) and any securities issuable upon the conversion thereof; (iv) shares of Common Stock or preferred stock issued in connection with any stock split or stock dividend or recapitalization; (v) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date that the Reg A+ Offering is qualified by the SEC to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (vi) shares of the Company’s Series C Preferred Stock issued in the Reg A+ Offering and pursuant to this Agreement; (vii) any other shares of Common Stock or preferred stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; (viii) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act; and (ix) any other shares of Company’s capital stock, the issuance of which is specifically excluded by approval of the Board.

6.3          Procedures. If the Company proposes to undertake an issuance of New Securities, it shall give notice to Purchaser, through Purchaser’s authorized proxy (if applicable), of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue the New Securities. Purchaser will have ten (10) days from the date of notice, to agree in writing to purchase Purchaser’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed Purchaser’s Pro Rata Share).

6.4           Failure to Exercise. If the Purchaser fails to exercise in full the right of first refusal within the 10-day period, then the Company will have one hundred eighty (180) days thereafter to sell the New Securities with respect to which the Purchaser’s right of first refusal hereunder was not exercised, at a price not materially different to the purchasers thereof than specified in the Company’s Notice to the Purchaser. If the Company has not issued and sold the minimum amount of New Securities to be sold in the Next Financing within the 180-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering those New Securities to the Purchaser pursuant to this Section 6.

7.             Restated charter Protective Provision Irrevocable Proxy. Purchaser hereby constitutes and appoints the President of the Company as Purchaser’s proxy, with full power of substitution, with respect to Section 2.5 of the Restated Charter and relating to the votes to be taken by the holders of the Company’s preferred stock as provided therein and hereby authorizes the President of the Company to represent and vote, if and only if Purchaser fails to vote within the time periods set forth in Section 2.5 of the Restated Charter, all of Purchaser’s Securities and any other shares of preferred stock now held or hereafter acquired by the Purchaser. The proxy granted pursuant to this Section 7 is given in consideration of the agreements and covenants of the Company and the Purchaser in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until the termination of this Section 7 as provided in Section 8.2 below. Each party hereto hereby revokes any and all previous proxies with respect to the Securities relating to Section 2.5 of the Restated Charter and shall not hereafter, purport to grant any other proxy with respect to any of the Securities, deposit any of the Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Securities, in each case, with respect to any of the matters set forth in this Section 7.

8.                   GENERAL PROVISIONS.

8.1           Survival of Representations, Rights and Indemnity. The representations, warranties and covenants made by the Purchaser and rights and agreements set forth in Sections 5.3, 4, and 6 herein shall survive the Closing. The Purchaser agrees to indemnify and hold harmless the Company and its respective officers, directors, affiliates and agents, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all reasonable attorneys’ fees, including attorneys’ fees on appeal) and expenses reasonably incurred in investigating, preparing or defending against any false representation or warranty or breach of failure by the Purchaser to comply with any covenant or agreement made by the Purchaser herein or in any other document furnished by the Purchaser to any of the foregoing in connection with this transaction.

8.2          Termination of Certain Provisions. Sections 4,6, and 7 of this Agreement shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock; or (b) the consummation of a Deemed Liquidation Event (as defined in the Restated Charter).

8.3          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No Stockholder may transfer Shares unless each transferee agrees to be bound by the terms of this Agreement.

8.4          Governing Law; Jurisdiction. This Agreement is governed by the Governing Law, regardless of the laws that might otherwise govern under applicable principles of choice of law.

EACH OF THE PURCHASER AND THE COMPANY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE AND NO OTHER PLACE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF PURCHASER AND THE COMPANY ACCEPTS FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS AND HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF PURCHASER AND THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND IN THE ADDRESS SPECIFIED IN SECTION 8.7 AND THE SIGNATURE PAGE OF THIS AGREEMENT.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BY AGREEING TO THIS WAIVER, THE PURCHASER IS NOT DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

8.5          Counterparts; Facsimile or Electronic Signature. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.6           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to sections or subsections within this set of Agreement Terms shall be deemed to be references to the sections of this set of Agreement Terms contained in Exhibit B to the Agreement, unless otherwise specifically stated herein.

8.7           Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications must be sent to the respective parties at their address as set forth on the signature page or Schedule 1, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8           No Finder’s Fees. Each party severally represents to the other parties that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser shall indemnify, defend, and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company shall indemnify, defend, and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.9          Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the party may be entitled. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of the Agreement.

8.10        Amendments and Waivers. Except as specified in Section 1.2.1, any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Purchasers holding a majority of the then-outstanding shares of Series C Preferred Stock issued pursuant to this Agreement (or Common Stock issued on conversion thereof). Notwithstanding the foregoing, the addition of a party to this Agreement pursuant to a transfer of Shares in accordance with Section 8.3 will not require any further consent. Any amendment or waiver effected in accordance with this Section 8.10 will be binding upon the Purchasers, each transferee of the shares of Series C Preferred Stock (or the Common Stock issuable upon conversion thereof) or Common Stock from a Purchaser, as applicable, and each future holder of all such securities, and the Company.

8.11        Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

8.12        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY: NOWRX, INC.

By:

Name:	Cary Breese

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PURCHASER:

[insert name of SAFE Holder]

(Signature)

Email:

Address:

EXHIBIT C

Form of Restated Charter